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                                                                    EXHIBIT 10.2

                              CONSULTING AGREEMENT

     This Agreement is made and entered into as of May 1, 2005, by and between GREENFELD-ENERGY CONSULTING, LTD. ("Consultant"), 10 Rabenu-Tam St., Tel-Aviv, Israel 63294, and DELEK REFINING, LTD. ("Delek"), 830 Crescent Centre Drive, Suite 300, Franklin, TN 37067.

     Whereas, Delek has carefully considered the advisability of obtaining assistance and guidance in the furtherance of its refining operations; Delek has made independent inquiry concerning Consultant's ability and reputation; and Delek has determined that Consultant's services would be of great value in furtherance of Delek's interests.

     Now, therefore, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Term. The term of this Agreement shall begin on May 1, 2005, and may be terminated by either party upon six (6) months advance notice to the other party.

     2. Scope of Engagement. Delek engages Consultant to advise Delek in any and all areas of the refining industry under the terms and conditions of this Agreement. Consultant accepts such engagement. This Agreement shall not be construed to create a partnership, joint venture or employee relationship between Consultant and Delek. It is specifically understood that Consultant is acting hereunder as an independent contractor. Consultant does and may have and maintain other interests of any kind, either of Consultant's own or in activities or enterprises of others, and Consultant shall have the right to render services to others, including without limitation, the same or similar services as to those to be rendered to Delek hereunder.

     3. Compensation. As compensation for services rendered hereunder, Delek shall pay Consultant at a rate of seven thousand six hundred seventy United States dollars (US$7,670.00) per month. In addition, Delek shall reimburse Consultant for all reasonable out-of-pocket expenditures (including, without limitation, travel expenses) incurred by Consultant on Delek's behalf or in connection with the performance of Consultant's services hereunder.

     4. Key Person. It is understood and agreed that the services of Mr. Zvi Greenfeld are essential to this Agreement, and that Mr. Greenfeld shall at all times personally provide the services as described herein. In the event that any change in business form, management, ownership or organization or any other occurrence materially frustrates this intent, Delek may immediately terminate the term of this Agreement by written notice to Consultant.

     If the foregoing sets forth your understanding, please indicate your acceptance by signing in the space provided below.

CONSULTANT:                             DELEK REFINING, LTD. by its
                                        General Partner,
                                        Delek U.S. Refining GP, LLC:

GREENFELD-ENERGY CONSULTING, LTD.


                                        By: /s/ Tony McLarty
                                            ------------------------------------
                                        Title: Vice President of Human Resources
                                               ---------------------------------


By: /s/ Zvi Greenfeld
    ---------------------------------
Title:
       ------------------------------


                                        By: /s/ Frederec Green
                                            ------------------------------------
                                        Title: Vice President of Refining and
                                               Chief Operating Officer
                                               ---------------------------------